EXHIBIT 32.1

CERTIFICATION OF 10-K REPORT
OF
EXABYTE CORPORATION

FOR THE YEAR ENDED JANUARY 3, 2004

The undersigned are the Chief Executive Officer and the Chief Financial Officer of Exabyte Corporation ("Exabyte"). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-K/A Report of Exabyte for the year ended January 3, 2004.

We certify that such 10-K/A Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-K/A Report fairly presents, in all material respects, the financial condition and results of operations of Exabyte.

This Certification is executed as of May 3, 2004.

/s/ TOM W. WARD
Tom W. Ward
President and Chief Executive Officer
(Principal Executive Officer)

/s/ CARROLL A. WALLACE
Carroll A. Wallace
Chief Financial Officer, Treasurer
(Principal Financial and Accounting Officer)